Exhibit 10.1

September 24, 2012

Jack D. Massimino

Corinthian Colleges, Inc.

6 Hutton Centre Drive, Suite 400

Santa Ana, California  92707

Re:          Extension of Employment Agreement

Dear Jack:

This letter confirms the agreement between you and Corinthian Colleges, Inc. (the “Company”) regarding your Employment Agreement with the Company, as amended and restated as of August 21, 2007 (the “Employment Agreement”).  The “Term” of your Employment Agreement was scheduled to expire on August 21, 2012.  You and the Company have agreed that the Term of the Employment Agreement is extended to March 17, 2013 to coincide with the scheduled expiration of certain other employment agreements that the Company has entered into with certain of its executive officers.  The Term is subject to earlier termination, and is subject to extension in connection with certain Change in Control events, all as provided in the Employment Agreement.  During this extended Term, and except as provided below, all of the other terms and conditions of your Employment Agreement continue in effect.

You and the Company have also agreed that the Change in Control tax “gross-up” provision in your Employment Agreement is eliminated.  Accordingly, effective immediately, Sections 7(b), 7(c) and 7(d) of your Employment Agreement are amended and restated in their entirety to read as set forth on Exhibit A to this letter.  All agreements referred to herein between you and the Company were approved by the Compensation Committee of the Board of Directors on September 24, 2012.

CORINTHIAN COLLEGES, INC.

By:	/s/ Stan A. Mortensen
Stan A. Mortensen
Executive Vice President, General Counsel and Corporate Secretary

ACCEPTED AND AGREED:

/s/ Jack D. Massimino
Jack D. Massimino

Exhibit A

Amendment of Employment Agreement Sections 7(b), 7(c) and 7(d)

(b)           In the event that any economic benefit, payment or distribution by the Company to or for the benefit of Employee, whether paid, payable, distributed or distributable, pursuant to this Section 7 or otherwise In Anticipation Of or following a Change in Control, including, if applicable, the vesting of Employee’s stock options or other equity awards (hereinafter, the “Total Payments”), would result in all or a portion of such Total Payments being subject to excise tax under Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax and any applicable interest and penalties, collectively referred to in this Agreement as the “Excise Tax”), then the amount of the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after such reduction) equals one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to Employee is greater after giving effect to such reduction than if no such reduction had been made.

(c)           All determinations required to be made under this Section 7 shall be made by a nationally-recognized accounting or executive compensation consulting firm, which firm must be reasonably acceptable to Employee (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Employee. Notice must be given to the Accounting Firm within twenty (20) business days after an event entitling Employee to a Change in Control Payment under this Agreement. Any determination by the Accounting Firm shall be binding upon the Company and Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(d)           Unless Employee shall have given prior written notice to the Company to effectuate a reduction in the Total Payments in a manner other than as set forth below (to the extent such a notice from Employee does not result in any tax, penalty or interest under Section 409A of the Code), if a reduction in Total Payments is required pursuant to this Section 7, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the Change in Control Payment, then by reducing or eliminating any accelerated vesting of stock options or other equity awards, then by reducing or eliminating any other remaining Total Payments (in each case, by first reducing or eliminating the payment, benefit or vesting that would otherwise occur the latest in the future).  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination of whether a reduction to the Total Payments is required and the amount of any such reduction, it is possible that actual Total Payments made to Employee should have been reduced (or further reduced, as the case may be) pursuant to this Section 7 (an “overpayment”).  In such event, Employee shall promptly reimburse the Company for the amount of any excess Total Payment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G or any successor thereto), from the date the reimbursable payment was received by Employee to the date the same is repaid to the Company.

[End of document.]